UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2006
MYLAN LABORATORIES INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

1500 Corporate Drive
Canonsburg, PA		15317
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 28, 2006, Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) to acquire, through MP Laboratories (Mauritius) Ltd., its wholly-owned indirect subsidiary, approximately 51.5% of the outstanding share capital of Matrix Laboratories Limited (“Matrix”), a publicly traded Indian company. Pursuant to the Share Purchase Agreement, Mylan has agreed to pay a cash purchase price of 306 rupees per share (or approximately $6.58 per share at the August 28, 2006 exchange rate), for shares held by the selling shareholders, Mr. Prasad Nimmagadda, Prasad Nimmagadda-HUF, G2 Corporate Services Limited, India Newbridge Investments Limited (“Newbridge Investments”), India Newbridge Coinvestment Limited (“Newbridge Coinvestment”), India Newbridge Partners FDI Limited (“Newbridge Partners” and, together with Newbridge Investments and Newbridge Coinvestment, the “Newbridge Selling Shareholders”), Maxwell (Mauritius) Pte. Limited and Spandana Foundation (collectively, the “Selling Shareholders”). Mr. Prasad Nimmagadda, who is the Executive Chairman of Matrix, will retain a shareholding in Matrix of approximately 5% of the outstanding share capital upon consummation of the Share Purchase Agreement.
     In accordance with applicable Indian law, the Company has made a public announcement for an open offer to acquire up to an additional 20% of the outstanding shares of Matrix (the “Public Offer”) from Matrix’s shareholders (other than the Selling Shareholders). The price in the Public Offer will be 306 rupees per share, in accordance with applicable Indian regulations.
     The consummation of the acquisition of Matrix shares from the Selling Shareholders is subject to regulatory approval in India, Matrix’s completion of certain U.S. GAAP financial statements, the completion of the Public Offer and other customary closing conditions. The consummation of the acquisition of shares in the Public Offer is subject to regulatory approval in India. The parties anticipate that the transactions will be completed by the end of calendar year 2006.
     Mr. Prasad Nimmagadda, the Newbridge Selling Shareholders and Maxwell (Mauritius) Pte. Limited have agreed to use a portion of the proceeds from their sale of Matrix shares, approximately $164 million in the aggregate, to acquire shares of Mylan common stock in a private sale at a price of $20.85 per share, which is conditioned upon the closing of the Share Purchase Agreement and other customary closing conditions. Mylan and the Selling Shareholders have entered into a Shareholders’ Agreement (the “Mylan Shareholders’ Agreement”) relating to their share ownership of Mylan, which agreement will be effective upon the closing of the private sale of the Mylan shares. The Mylan Shareholders Agreement requires registration of the Mylan shares, restricts transfer of the Mylan shares by Mr. Prasad Nimmagadda for a limited period of time, provides for the Company, using its reasonable best efforts, to nominate Mr. Prasad Nimmagadda to the Company’s Board of Directors for a certain period of time, and restricts Mr. Prasad Nimmagadda from competing with Matrix’s pharmaceutical business for a certain period of time.

     The foregoing description of the Share Purchase Agreement and the Mylan Shareholders’ Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to those agreements. A copy of the press release regarding the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 28, 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: September 1, 2006	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 28, 2006.

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